EXHIBIT 99.5A


                                BOARD RESOLUTION


                  RESOLVED, that the Board of Directors of General Communication, Inc. ("Company") hereby appoints Vicki Cook as a member of the Plan Committee for the Company's Revised Qualified Employee Stock Purchase Plan, effective as of May 10, 2001.